Exhibit 97
Clawback Recovery Policy
of
M.D.C. Holdings, Inc.
    WHEREAS, pursuant to Section 954 (Recovery of Erroneously Awarded Compensation) of the Dodd-Frank Act, on October 26, 2022, the Securities and Exchange Commission (“SEC”) adopted Rule 10D-1, effective January 27, 2023. Rule 10D-1 requires the New York Stock Exchange (“NYSE”) to require its listed issuers to recover reasonably promptly the amount of erroneously awarded incentive-based compensation in the event that the issuer is required to prepare an accounting restatement due to the material noncompliance of the issuer with any financial reporting requirements under the securities laws.
WHEREAS, effective October 2, 2023 (“Effective Date”), the NYSE has adopted new Section 303A.14 (the “NYSE Rule”) of the NYSE Listed Company Manual (“Manual”) requiring NYSE listed issuers to develop and implement a policy providing for the recovery of erroneously awarded incentive-based compensation received by current or former executive officers.
    WHEREAS, on January 14, 2015, M.D.C. Holdings, Inc. (the “Company”) adopted a clawback policy pending promulgation by the Securities and Exchange Commission (“SEC”) of clawback regulations under Section 954 of the Dodd-Frank Act;
NOW, THEREFORE, effective immediately, the Company adopts the following Clawback Recovery Policy, which supersedes the Company’s January 14, 2015 clawback policy:

Clawback Recovery Policy
(“Policy”)
1.The Company will comply with this Policy for all Incentive-Based Compensation that is Received by Executive Officers on or after the Effective Date that results from attainment of a Financial Reporting Measure based on or derived from financial information for any fiscal period ending on or after the Effective Date.

2.The Company will recover Reasonably Promptly the amount of erroneously awarded Incentive-Based Compensation in the event that the Company is required to prepare an Accounting Restatement.

3.This Policy applies to all Incentive-Based Compensation received by a person:

(a)After beginning service as an Executive Officer;

(b)Who served as an Executive Officer at any time during the performance period for that Incentive-Based Compensation;

(c)While the Company has a class of securities listed on a national securities exchange (e.g. NYSE) or a national securities association; and

(d) During the three completed fiscal years immediately preceding the date that the Company is required to prepare an Accounting Restatement. In addition to these last three completed fiscal years, the Policy also applies to any transition period as described in the NYSE Rule. The Company’s obligation to recover Erroneously Awarded Compensation is not dependent on if or when the restated financial statements are filed.

4.For purposes of determining the relevant recovery period, the date that the Company is required to prepare an Accounting Restatement is the earlier to occur of:

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Exhibit 97
(a)The date the board of directors, a committee of the board of directors, or the officer or officers of the Company authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or

(b)The date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.

5.The amount of Incentive-Based Compensation that is subject to this Policy (“Erroneously Awarded Compensation”) is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, and must be computed without regard to any taxes paid. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:

(a)The amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and

(b)The Company will maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

6.The Company must recover Erroneously Awarded Compensation in compliance with this Policy except to the extent that the following conditions in one of the following bullets are met, and the Company’s Compensation Committee has made a determination that recovery would be impracticable:

•The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE.

•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the registrant, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

•Any other condition specified in the NYSE Rule.

7.The Company is prohibited from indemnifying any Executive Officer or former Executive Officer against the loss of Erroneously Awarded Compensation.

8.The Company must file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosures required by the SEC.
Definitions
9.“Accounting Restatement” means an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

Exhibit 97

10.“Effective Date” means the effective date of the NYSE Rule.

11.“Erroneously Awarded Compensation” is defined in Paragraph 5 above.

12."Executive Officer" is defined in SEC Rule 10D-1(d) and the NYSE Rule.

13.“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also Financial Reporting Measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the Commission.

14.“Incentive-Based Compensation” is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure.

15.“Reasonably Promptly” means that the Company and its directors and officers must comply with the requirement to recover Erroneously Awarded Compensation in a manner that is consistent with the exercise of their fiduciary duty to safeguard the assets of the Company (including the time value of any potentially recoverable compensation). The obligation to recover erroneously awarded Incentive-Based Compensation reasonably promptly will be assessed on a holistic basis with respect to each such Accounting Restatement prepared by the Company. In evaluating whether the Company is recovering erroneously awarded Incentive-Based Compensation reasonably promptly, the NYSE will consider whether the Company is pursuing an appropriate balance of cost and speed in determining the appropriate means to seek recovery, and whether the Company is securing recovery through means that are appropriate based on the particular facts and circumstances of each Executive Officer that owes a recoverable amount.

16.“Received” -- Incentive-Based Compensation is deemed Received in the Company’s fiscal period during which the financial reporting measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.
General Exemptions
17.The requirements of the NYSE Rule and, accordingly, this Policy do not apply to the listing of any security identified in the General Exemptions to the NYSE Rule.
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Adopted by the Board of Directors of M.D.C. Holdings, Inc.
July 24, 2023

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